EXHIBIT 99

THE MIDLAND COMPANY
7000 MIDLAND BOULEVARD
AMELIA, OHIO 45102-2607
(513) 943-7100

MAILING ADDRESS
P.O BOX 1256
CINCINNATI, OHIO 45201

For Immediate Release

August 19, 2004

Contact:
John I. Von Lehman, Executive Vice President and CFO
(513) 943-7100

The Midland Company Expects Minimal Earnings Impact from Hurricane

• Hurricane Charley losses not expected to change full-year outlook

• Strong non-catastrophe underwriting continues to drive favorable results

• Reaffirms previous earnings per share guidance

Cincinnati, Ohio, August 19, 2004 — The Midland Company (Nasdaq: MLAN), a highly focused provider of specialty insurance products and services, today announced its losses to date from Hurricane Charley. “Widespread power outages and the fact that many residents spend less time in Florida during the summer months may have made it difficult for victims of the storm to file claims. As a result, it’s too soon to say with certainty what the ultimate financial impact on Midland will be,” according to John W. Hayden, president and chief executive officer. “Through mid-day on Wednesday, August 18, 2004, losses of approximately $4.0 million from Hurricane Charley had been reported to the company. Given the favorable results that we continue to experience in our core lines of business, our profit outlook for the remainder of the year is virtually unchanged.”

Hayden added that, “Catastrophe losses are part of doing business in the specialty property and casualty industry. We prepare for events like Charley through disciplined exposure management and a comprehensive reinsurance program. Fortunately, the strong underwriting results we were experiencing prior to the storm should help mitigate the bottom line impact of the hurricane. So far in the third quarter, we’ve seen a continuation of the encouraging results experienced in the first half of the year in our site-built dwelling, motorcycle, watercraft and manufactured housing lines of business,” he said. “Those results will help temper the financial impact of Charley on our operating results.”

American Modern Insurance Group, Midland’s insurance subsidiary, has set up catastrophe claim offices in Lakeland, Florida and Lake City, Florida. We currently have 21 employee adjusters manning the on-site offices to process claims and get customers back into their homes as quickly as possible. According to Hayden, American Modern consistently settles more than 85 percent of all property claims within 30 days — and most within seven days of being reported.

“Quick claims payment and superior adjuster training are especially important in disaster situations, and we’re working to make certain our policyholders receive help as soon as possible,” Hayden explained. “This is when American Modern really proves its value to our policyholders, and we have the financial strength to meet our obligations to them.

“Given the level of catastrophe losses that we’ve experienced in the third quarter and assuming normalized weather throughout the remainder of the year, we reaffirm our full-year combined ratio to be in the targeted range of 96.5 to 98.0 percent and we would also reaffirm our previously reported full-year earnings per share guidance in the range of $2.40 to $2.60 per share, which includes 18 cents of capital gains realized through June 30, 2004,” Hayden added.

Midland Expects Minimal Earnings Impact from Huricane
August 19, 2004

About the Company

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 96 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, excess and surplus lines coverages, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq National Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.

Forward Looking Statements Disclosure

Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2004 and beyond. The forward-looking statements involve risks, uncertainties and other factors that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company’s business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company’s filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.